Exhibit 99.2

Wednesday, May 28, 2003
Press Release

FOR IMMEDIATE RELEASE

Trek Announces $25 Million Credit Facility with Wells Fargo

DALLAS, May 28, 2003/ PRNewswire / -- Trek Resources, Inc. (OTCBB: TREK) ("Trek" or the "Company") announces today that the Company has entered into a new secured credit facility with Wells Fargo Bank Texas, National Association. This credit facility will allow Trek to borrow up to $25 million from Wells Fargo on a revolving basis, subject to borrowing base limitations. Trek will use this credit facility to repay its borrowings under its existing loan facility with Compass Bank, which matures on June 1, 2003.

The Company's borrowing base under the new credit facility will be initially set at $11 million. The borrowing base will be evaluated and reset by Wells Fargo on March 1 and September 1 of each year.

Trek will pay interest on its borrowings under the new credit facility equal to the lesser of LIBOR plus 3.25% or Wells Fargo's prime rate of interest plus 0.5%. The new credit facility is secured by a lien on approximately 80% of Trek's oil and natural gas properties and matures on April 30, 2006.

"This credit facility represents a step in the right direction for the Company," said Michael E. Montgomery, Chairman of the Board and Chief Executive Officer of Trek. Mr. Montgomery continued, "In addition to permitting Trek to timely repay its obligations to Compass Bank, this facility will provide additional liquidity for our working capital needs."

About Trek: Trek is a Dallas-based domestic oil and gas acquisition and production company with oil and gas assets principally in Texas and Oklahoma. Trek operates approximately 240 producing wells. More information about Trek may be found at the Company's web site, www.
trekresources.com.

FORWARD-LOOKING STATEMENTS: This press release contains certain forward-looking statements. These forward-looking statements include information about possible or assumed future results of the Company's operations. When statements in this press release contain any of the words "believes," "expects," "intends," "anticipates," or similar expressions, the Company is making forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Factors that might cause such a difference include those detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT:

Michael E. Montgomery

214-373-0318 or snelson@trekresources.com